Exhibit 99.1

WEX Inc. Reports Fourth Quarter and Full Year 2015 Financial Results

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--February 8, 2016--WEX Inc. (NYSE:WEX), a leading provider of corporate payment solutions, today reported financial results for the three months and year ended December 31, 2015.

Fourth Quarter and Full Year 2015 Financial Results

Total revenue for the fourth quarter of 2015 increased slightly year-over-year at $212.6 million as compared with $211.9 million for the fourth quarter of 2014. Net earnings attributable to common shareholders on a GAAP basis were $20.9 million, or $0.54 per diluted share, compared with $47.9 million, or $1.23 per diluted share, for the fourth quarter of 2014.

On a non-GAAP basis, the Company's adjusted net income for the fourth quarter of 2015 increased 1% to $44.7 million, or $1.15 per diluted share, from $44.3 million, or $1.14 per diluted share, for the same period a year ago. See Exhibit 1 for a full reconciliation of adjusted net income to GAAP net income.

For the full year 2015, revenue increased 5% to $854.6 million from $817.6 million in 2014. Adjusting for constant currency, fuel prices, and fuel spread, revenue for the full year increased approximately 22%. Net earnings attributable to common shareholders on a GAAP basis were $2.62 per diluted share in 2015 compared to $5.18 per diluted share in 2014. On a non-GAAP basis, adjusted net income decreased 7% to $4.87 per diluted share from $5.25 per diluted share in 2014.

"Overall, I'm pleased with the progress we made this year in positioning WEX for the future as we took significant steps to strengthen our business and enhance our position across our core verticals,” said Melissa Smith, WEX's president and chief executive officer. "We generated solid organic growth in spite of continued pressure from macroeconomic headwinds and made notable progress with our targeted investment strategy.”

Smith continued, "We exit 2015 with solid fundamentals, a strong underlying growth engine and a portfolio of high-performing products that are both diverse and global. Though we anticipate that the headwinds of 2015 will continue, we are confident in our ability to achieve organic growth in the coming year. We believe the combination of this growth, coupled with our strategic investments, including recently announced acquisitions, position us well in the marketplace."

Beginning with the fourth quarter 2015, the Company is reporting three business segments: Fleet Solutions, which remains on the same basis that we have been reporting; Travel and Corporate Solutions, which includes the Travel business, as well as other verticals; and Health and Employee Benefit Solutions, which includes the Healthcare and Employee related businesses. This change will enhance the Company's transparency and align our reporting with how we now operate our business. The Company will begin reporting on the basis of this realignment effective with the 2015 Form 10-K to be filed with the Securities and Exchange Commission.

Fourth Quarter 2015 Performance Metrics

Where applicable, the performance metrics listed below include WEX Europe Services, which WEX acquired in December of 2014:

  Average number of vehicles serviced was approximately 9.5 million, an increase of 12% from the fourth quarter of 2014;
  Total fuel transactions processed increased 4% from the fourth quarter of 2014 to 99.6 million. Payment processing transactions increased 7% to 84.8 million;
  U.S. retail fuel price decreased 28% to $2.29 per gallon from $3.17 per gallon in the fourth quarter of 2014;
  Average expenditure per payment processing transaction decreased 23% from the fourth quarter of 2014 to $59.00; and
  Travel and Corporate Solutions purchase volume grew 13% to $4.6 billion, from $4.0 billion for the fourth quarter of 2014.

Financial Guidance and Assumptions

  For the first quarter of 2016, WEX expects revenue in the range of $190 million to $200 million and adjusted net income in the range of $31 million to $34 million, or $0.80 to $0.88 per diluted share.
  For the full year 2016, the Company expects revenue in the range of $860 million to $890 million and adjusted net income to be in the range of $148 million to $160 million, or $3.80 to $4.10 per diluted share.

First quarter and full year 2016 guidance is based on an assumed average U.S. retail fuel price of $1.97 per gallon. Assuming constant currency, fuel price, fuel spread margins, and no impact from our hedge, the midpoint of our guidance range for adjusted net income would increase approximately 20%. The fuel prices referenced above are based on the applicable NYMEX futures price.

The Company's guidance also assumes that fleet credit loss for first quarter will be in the range of 9 and 14 basis points. For the full year 2016 fleet credit loss will range between 10 and 15 basis points. The Company's full year 2016 guidance excludes the impact and closing expenses of the Electronic Funds Source ("EFS") acquisition, due to the uncertain timing of the regulatory review process.

The Company's guidance is based on approximately 39 million shares outstanding, and excludes the impact of non-cash, mark-to-market adjustments on the Company's fuel-price-related derivative instruments, foreign currency remeasurement gains and losses and related hedges, the amortization of purchased intangibles, stock-based compensation, restructuring charges, gain on divestitures, expenses and adjustments related to acquisitions, non-cash adjustments related to the tax receivable agreement, regulatory reserves, as well as the related tax and non-controlling interest impacts of the forgoing adjustments.

Additional Information

Exhibit 1 reconciles adjusted net income, which has not been determined in accordance with GAAP, to net income as determined in accordance with GAAP for the three months and years ended December 31, 2015 and 2014.

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis, to lessen the volatility associated with its derivative instruments and foreign exchange rates on financial results. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

WEX has fuel-price derivative instruments in place to mitigate a portion of the financial risks associated with the variability in fuel prices in North America. For the fourth quarter of 2015, the Company's GAAP financial results include an unrealized pre-tax, non-cash, mark-to-market loss of $8.4 million on these instruments.

To provide investors with additional insight into its operational performance, WEX has included in this news release a table of selected non-financial metrics for the five quarters ended December 31, 2015. This table is presented as Exhibit 2. The Company is also providing selected segment revenue information for the three months and for the years ended December 31, 2015 and 2014 in Exhibit 3.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, February 8, 2016, at 10:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed at the Investor Relations section of the WEX website, http://www.wexinc.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. The Conference ID number is 17972898. A replay of the webcast will be available on the Company's website.

About WEX Inc.

WEX Inc. (NYSE: WEX) is a leading provider of corporate payment solutions. From its roots in fleet card payments beginning in 1983, WEX has expanded the scope of its business into a multi-channel provider of corporate payment solutions representing more than 9.5 million vehicles and offering exceptional payment security and control across a wide spectrum of business sectors. WEX serves a global set of customers and partners through its operations around the world, with offices in the United States, Australia, New Zealand, Brazil, the United Kingdom, Italy, France, Germany, Norway, and Singapore. WEX and its subsidiaries employ more than 2,000 associates. The Company has been publicly traded since 2005, and is listed on the New York Stock Exchange under the ticker symbol “WEX.” For more information, visit and follow WEX on Twitter at @WEXIncNews.

Forward-Looking Statements

This news release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; management’s expectations for future growth opportunities, acquisitions and market expansion; and confidence in future performance. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this news release, the words "may," "could," "anticipate," "plan," "continue," "project," "intend," "estimate," "believe," "expect" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns as well as payments and transaction processing activity; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of fluctuations in fuel prices; the effects of the Company’s business expansion and acquisition efforts; the Company’s failure to successfully integrate the businesses it has acquired or plans to acquire; the Company's failure to successfully operate and expand ExxonMobil's European commercial fuel card program, or Esso Card; the failure of corporate investments to result in anticipated strategic value; the impact and size of credit losses; the impact of changes to the Company's credit standards; breaches of the Company’s technology systems and any resulting negative impact on our reputation, liabilities, or loss of relationships with customers or merchants; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank and the Company as the corporate parent or other subsidiaries or affiliates; the impact of the Company’s outstanding notes on its operations; financial loss if the Company determines it necessary to unwind its derivative instrument position prior to the expiration of a contract; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of our Annual Report for the year ended December 31, 2014, filed on Form 10-K with the Securities and Exchange Commission on February 26, 2015 and our subsequent filings on Form 10-Q. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC. CONSOLIDATED STATEMENTS OF INCOME (in thousands, except per share data) (unaudited)
	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Total Revenue	212,642	211,864	854,637	817,647
Expenses
Salary and other personnel	59,882	58,089	234,564	200,809
Restructuring	496	—	9,010	—
Service fees	37,909	31,716	138,844	119,876
Provision for credit losses	8,293	8,990	22,825	32,144
Technology leasing and support	11,703	8,397	41,315	30,581
Occupancy and equipment	5,347	4,789	20,618	18,278
Advertising	3,312	2,982	12,891	11,814
Marketing	1,066	1,245	4,515	3,934
Postage and shipping	1,519	1,498	6,457	5,369
Communications	2,530	2,521	10,424	9,213
Depreciation, amortization and impairments	20,153	20,586	83,077	70,380
Operating interest expense	1,209	1,690	5,628	6,437
Other	9,333	7,840	36,891	30,064
Gain on sale of subsidiary	—	(321)	(1,215)	(27,490)
Total operating expenses	162,752	150,022	625,844	511,409
Operating income	49,890	61,842	228,793	306,238
Financing interest expense	(10,855)	(11,570)	(46,189)	(36,042)
Net foreign currency loss	(5,677)	(8,149)	(5,689)	(13,438)
Net realized and unrealized gain on fuel price derivatives	1,177	37,155	5,848	46,212
Decrease (increase) in amount due under tax receivable agreement	511	25	2,145	(1,331)
Income before income taxes	35,046	79,303	184,908	301,639
Income taxes	13,649	32,064	75,296	101,621
Net income	21,397	47,239	109,612	200,018
Less: Net gain (loss) attributable to non-controlling interests	496	(654)	(1,705)	(2,193)
Net earnings attributable to WEX Inc.	20,901	47,893	111,317	202,211
Accretion of non-controlling interest	—	—	(9,413)	—
Net earnings attributable to shareholders	20,901	47,893	101,904	202,211

Net earnings attributable to WEX Inc. per share:
Basic	$0.54	$1.23	$2.63	$5.20
Diluted	$0.54	$1.23	$2.62	$5.18
Weighted average common shares outstanding:
Basic	38,745	38,872	38,771	38,890
Diluted	38,822	38,976	38,843	39,000

WEX INC. CONSOLIDATED BALANCE SHEETS (in thousands, except per share data) (unaudited)

	December 31,
Assets	2015	2014
Cash and cash equivalents	$279,989	$284,763
Accounts receivable (less reserve for credit losses of $13,832 in 2015
and $13,919 in 2014)	1,508,605	1,865,538
Securitized accounts receivable, restricted	87,724	—
Income taxes receivable	—	6,859
Available-for-sale securities	18,562	18,940
Fuel price derivatives, at fair value	5,007	40,969
Property, equipment and capitalized software, net	138,585	105,596
Deferred income taxes, net	10,303	5,764
Goodwill	1,117,978	1,116,902
Other intangible assets, net	465,612	497,297
Other assets	225,581	175,506
Total assets	$3,857,946	$4,118,134
Liabilities and Stockholders’ Equity
Accounts payable	$378,811	$425,956
Accrued expenses	156,180	137,358
Income taxes payable	2,732	—
Deposits	870,518	979,553
Securitized debt	82,018	—
Revolving line-of-credit facilities and term loan	669,755	901,564
Deferred income taxes, net	83,912	44,004
Notes outstanding	400,000	400,000
Other debt	50,046	52,975
Amounts due under tax receivable agreement	57,537	69,637
Other liabilities	10,756	12,776
Total liabilities	2,762,265	3,023,823

Redeemable non-controlling interest	—	16,590
Stockholders’ Equity
Common stock $0.01 par value; 175,000 shares authorized;
43,079 shares issued in 2015 and 43,021 in 2014;
38,746 shares outstanding in 2015 and 38,897 in 2014	431	430
Additional paid-in capital	174,972	179,077
Non-controlling interest	12,437	17,396
Retained earnings	1,183,634	1,081,730
Accumulated other comprehensive loss	(103,451)	(50,581)
Treasury stock at cost; 4,428 shares in 2015 and 4,218 shares in 2014	(172,342)	(150,331)
Total stockholders’ equity	1,095,681	1,077,721
Total liabilities and stockholders’ equity	$3,857,946	$4,118,134

Exhibit 1 Reconciliation of Adjusted Net Income to GAAP Net Earnings Fourth Quarter and Full Year Ended 2015 and 2014 (in thousands) (unaudited)
	Three months ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Adjusted net income attributable to WEX Inc.	$44,675	$44,273	$189,120	$204,571
Changes in unrealized fuel price derivatives	(8,410)	34,187	(35,962)	48,327
Net foreign currency remeasurement (loss)	(5,677)	(8,149)	(5,689)	(13,438)
Amortization of acquired intangible assets	(12,016)	(12,207)	(47,792)	(40,622)
Stock-based compensation	(2,193)	(3,701)	(12,420)	(13,790)
Restructuring	(496)	—	(9,010)	—
Gain on divestitures	—	321	1,215	27,490
Expenses and adjustments related to acquisitions	(3,872)	(1,635)	(4,137)	(7,694)
Non-cash adjustments related to tax receivable agreement	511	25	2,145	(1,331)
Regulatory reserve	500	—	(1,750)	—
ANI adjustments attributable to non-controlling interests	411	777	(4,996)	1,790
Tax impact	7,468	(5,998)	31,180	(3,092)
Net earnings attributable to WEX Inc.	$20,901	$47,893	$101,904	$202,211

Adjusted net income for the fourth quarter of 2015 also excludes a partial release of the reserve due to the final settlement of the regulatory penalty arising from the Company’s partnership with Higher One.

Although adjusted net income is not calculated in accordance with GAAP, this measure is integral to the Company's reporting and planning processes. The Company considers this measure integral because it eliminates the non-cash volatility associated with the fuel price related derivative instruments, and excludes other specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on fuel-price related derivative instruments helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with fuel-price-related derivative contracts.
  The non-cash, mark-to-market adjustments on derivative instruments are difficult to forecast accurately, making comparisons across historical and future quarters difficult to evaluate.
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of foreign currency cash, receivable and payable balances, certain intercompany notes and any gain or loss on foreign currency hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations.
  The amortization of acquired intangibles, acquisition related expenses, non-cash adjustments related to the Company's tax receivable agreement, and adjustments attributable to non-controlling interests, including adjustments to the redemption value of a non-controlling interest, have no significant impact on the ongoing operations of the business.
  Stock-based compensation is different from other forms of compensation, as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to us is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  Restructuring charges are related to employee termination benefits from certain identified initiatives to further streamline the business, improve the Company's efficiency, and to globalize the Company's operations, all with an objective to improve scale and increase profitability going forward. We exclude these items when evaluating our continuing business performance as such items are not consistently occurring and do not reflect expected future operating expense, nor provide meaningful insight into the fundamentals of current or past operations of our business.
  The gain or loss from a divestiture is not indicative of the performance of the ongoing operations of the business.
  The regulatory reserve reflects charges related to the impact of a regulatory action which resulted in a penalty being paid by WEX Bank. We have excluded this item when evaluating our continuing business performance as it is not recurring.
  The Company considers certain acquisition-related costs, investment banking fees, financing fees and warranty and indemnity insurance, to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired business or the Company. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.

For the same reasons, WEX believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by WEX may not be comparable to similarly titled measures employed by other companies.

The tax impact of the foregoing adjustments is the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision. The Company is unable to reconcile our adjusted net income guidance to the comparable GAAP measure because of the difficulty in predicting the amounts to be adjusted.

Exhibit 2 Selected Non-Financial Metrics
	Q4 2015	Q3 2015	Q2 2015	Q1 2015	Q4 2014
Fleet Solutions – Payment Processing Revenue:(1)
Payment processing transactions (000s)	84,763	89,578	86,700	81,934	79,195
Gallons per payment processing transaction	23.3	23.0	23.1	23.1	23.4
Payment processing gallons of fuel (000s)	1,972,028	2,064,100	2,005,051	1,890,048	1,850,304
Average US fuel price (US$ / gallon)	$2.29	$2.61	$2.74	$2.57	$3.17
Average Australian fuel price (US$ / gallon)	$3.36	$3.63	$3.91	$3.73	$4.63
Payment processing $ of fuel (000s)	$5,000,752	$5,825,928	$5,980,928	$5,344,929	$6,071,384
Net payment processing rate	1.46%	1.38%	1.34%	1.36%	1.37%
Fleet payment processing revenue (000s)	$72,995	$80,230	$80,127	$72,943	$83,336

Travel and Corporate Solutions – Payment Processing Revenue:
Purchase volume (000s)	$4,567,831	$5,800,134	$4,922,400	$4,150,298	$4,026,108
Net interchange rate	0.80%	0.76%	0.76%	0.79%	0.85%
Payment solutions processing revenue (000s)	$36,726	$44,386	$37,564	$32,635	$34,407

(1)As of December 1, 2014, includes metrics for the WEX Europe Services where applicable.

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants less any discounts given to fleets or strategic relationships.

Travel and Corporate Solutions purchase volume represents the total dollar value of all transactions that use corporate card products including single use account products.

Net interchange rate represents the percentage of the dollar value of each transaction that WEX records as revenue less any discounts given to customers.

Exhibit 3 Segment Revenue Information Fourth Quarter and Full Year Ended 2015 and 2014 (in thousands) (unaudited)
Fleet Solutions
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
	2015	2014	Amount	Percent	2015	2014	Amount	Percent
Revenues
Payment processing	$72,995	$83,336	$(10,341)	(12)%	$306,295	$357,050	$(50,755)	(14)%
Other	61,281	53,073	8,208	15%	232,663	205,119	27,544	13%
Total revenues	$134,276	$136,409	$(2,133)	(2)%	$538,958	$562,169	$(23,211)	(4)%

Travel and Corporate Solutions
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
	2015	2014	Amount	Percent	2015	2014	Amount	Percent
Revenues
Payment processing	$36,726	$34,407	$2,319	7%	$151,311	$141,368	$9,943	7%
Other	10,924	10,753	171	2%	44,108	41,553	2,555	6%
Total revenues	$47,650	$45,160	$2,490	6%	$195,419	$182,921	$12,498	7%

Health and Employee Benefit Solutions
	Three months ended December 31,		Increase (decrease)		Year ended December 31,		Increase (decrease)
	2015	2014	Amount	Percent	2015	2014	Amount	Percent
Total revenues	$30,716	$30,295	$421	1%	$120,260	$72,557	$47,703	66%

CONTACT:
News media contact:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investors:
WEX Inc.
Michael E. Thomas, 207-523-6743
Michael.Thomas@wexinc.com